UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 2, 2006

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29335	23-2518693
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation)		Identification No.)

300 Colonial Center Parkway
Roswell, GA	30076
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 754-1900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01.             Entry into a Material Definitive Agreement.

Acquisition of Exametric.

On October 2, 2006, Witness Systems, Inc. (“Witness”) entered into and simultaneously consummated a definitive Agreement and Plan of Merger (the “Exametric Agreement”) to acquire Exametric, Inc. (“Exametric”).  The acquisition was structured as a merger of Exametric with a newly formed subsidiary of Witness (the “Exametric Merger”).  As a result of the Exametric Merger, Exametric has become a wholly owned subsidiary of Witness.

The total consideration paid for the Exametric Merger is approximately $23 million.   Approximately $2.4 million of the aggregate consideration will be held in escrow until October 2, 2007, or longer if claims are brought against the escrow fund and remain pending on that date.  The escrow fund will be available to indemnify Witness for losses resulting from, among other things, breaches of representations, warranties, covenants and agreements in the Exametric Agreement and certain related agreements, and certain transaction costs.

Acquisition of Demos Solutions.

Also on October 2, 2006, Witness entered into and simultaneously consummated a definitive Agreement and Plan of Merger (the “Demos Agreement”) to acquire Demos Consulting Group Ltd. also known as Demos Solutions (“Demos”).  The acquisition was structured as a merger of Demos with a newly formed subsidiary of Witness (the “Demos Merger”).  As a result of the Demos Merger, Demos has become a wholly owned subsidiary of Witness.

The total consideration paid for the Demos Merger is approximately $6 million plus the potential for an earn-out of up to $18 million based on the growth of the business over the next few years.  Ten percent (10%) of the initial consideration plus ten percent (10%) of any earn-out earned will held in escrow until October 2, 2007, or longer if claims are brought against the escrow fund and remain pending on that date.  The escrow fund will be available to indemnify Witness for losses resulting from, among other things, breaches of representations, warranties, covenants and agreements in the Demos Agreement.

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

Acquisition of Exametric.

On October 2, 2006, Witness completed the acquisition of Exametric, as more fully described in Item 1.01.  The terms of the Exametric Agreement and the consideration paid by

Witness pursuant to the Agreement were determined in arm’s length negotiations among the parties thereto.  Other than the transactions contemplated by the Agreement, there were previously no material relationships between or among Witness or any of its affiliates, officers or directors or any associate of any such officer or director, on the one hand, and Exametric or any of its respective affiliates, officers or directors, on the other hand.

Acquisition of Demos Solutions.

Also on October 2, 2006, Witness completed the acquisition of Demos, as more fully described in Item 1.01.  The terms of the Demos Agreement and the consideration paid by Witness pursuant to the Agreement were determined in arm’s length negotiations among the parties thereto.  Other than the transactions contemplated by the Agreement, there were previously no material relationships between or among Witness or any of its affiliates, officers or directors or any associate of any such officer or director, on the one hand, and Demos or any of its respective affiliates, officers or directors, on the other hand.  In connection with the merger, Darryl Demos, chief executive officer of Demos Solutions and indirect owner of all of its outstanding stock, has joined Witness as general manager of the Witness enterprise solutions group, which will include the businesses of Demos and Exametric.

Item 2.02.                                          Results of Operation and Financial Conditions.

On October 2, 2006, Witness also issued a press release to report a preliminary estimate of its revenues for the third quarter ending September 30, 2006 and its cash and short term investments at September 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.                                          Financial Statements and Exhibits.

(d)                                 Exhibits

See attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2006	WITNESS SYSTEMS, INC.

	By:	/s/ William F. Evans
William F. Evans
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 2, 2006 (furnished in connection with Item 2.02)